EXHIBIT 10.3
Execution Version

STOCK PURCHASE AGREEMENT
between
PRIDE INTERNATIONAL, INC.,
REDFISH HOLDINGS S. DE R.L. DE C.V.,
PRIDE INTERNATIONAL LTD.,
PRIDE SERVICES LTD.
and
GULF OF MEXICO PERSONNEL SERVICES S. DE R.L. DE C.V.
as SELLERS
and
GP INVESTMENTS LTD.
as BUYER

Dated as of August 9, 2007

i

ii

EXHIBIT A	Form of Transition Services Agreement

iii

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

AAA	Section 8.6(a)(ii)
Affected Employees	Section 4.9(c)
affiliate	Section 8.10(b)(i)
Agreement	Preamble
Alternative Financing	Section 4.14
Antitrust Regulations	Section 2.6
Auditors	Section 1.10(b)
Base Net Working Capital	Section 1.10(c)
Benefit Plans	Section 4.9(d)
Business	Recitals
Business Intellectual Property	Section 2.25(a)
Business Material Adverse Effect	Section 2.1(b)
Buyer	Preamble
Buyer Damages	Section 7.2(a)
Buyer Indemnitees	Section 7.2(a)
Buyer Material Adverse Effect	Section 3.1
Buyer Plan	Section 4.9(d)
Buyer Proprietary Information	Section 4.2(d)
Buyer Tax Benefit	Section 4.7(g)
Claim	Section 7.4
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Schedule	Section 1.10(b)
Closing Statement	Section 1.10(b)
Code	Section 1.6
Companies	Recitals
Company	Recitals
Company Contracts	Section 2.5(b)
Confidentiality Agreement	Section 4.2(b)
Contracts	Section 2.5(a)
Current Assets	Section 1.10(b)
Current Liabilities	Section 1.10(b)
Due Date	Section 4.7(j)
Due Diligence Information	Section 3.8(b)
E&P Equipment	Section 2.16(b)
E&P Services Business	Recitals
Electing Target	Section 4.7(a)(iii)
Environment	Section 2.17
Environmental Claims	Section 2.17(c)
Environmental Law	Section 2.17
Environmental Permits	Section 2.17(b)
ERISA	Section 2.12(c)
Financing	Section 3.5

i

Defined Terms	Where Defined

Financing Commitment	Section 3.5
Financing Modification Requirements	Section 4.14
Financial Statements	Section 2.7
Foreign Tax Credit Loss Amount	Section 4.7(a)(iii)
GAAP	Section 1.10(b)
GOMPS	Preamble
Governmental Entity	Section 2.6
HAPSA	Recitals
Hazardous Substance	Section 2.17
Law	Section 2.6
Leases	Section 2.15(b)
Liens	Section 2.4
MC	Recitals
Net Working Capital	Section 1.10(b)
Operating Employees	Section 4.9(a)
Owned Property	Section 2.15(b)
party	Preamble
Payor	Section 4.7(c)(iii)
Permits	Section 2.21
Permitted Liens	Section 2.15(a)
person	Section 8.10(b)(ii)
PetroTech	Recitals
PIBL	Recitals
PII	Preamble
PIL	Preamble
PIL Sub Shares	Recitals
PISRL	Recitals
Plans	Section 2.12(a)
PPSRL	Recitals
PPSRL Shares	Recitals
Preparer	Section 4.7(c)(iii)
Proceeding	Section 2.10
PSAL	Recitals
PSL	Preamble
PSL Sub Shares	Recitals
Purchase	Section 1.1
Purchase Price	Section 1.1(e)
Real Property	Section 2.15(b)
Recipient	Section 4.7(d)(i)
Redfish	Preamble
Release	Section 2.17
Remedial Action	Section 2.17
Representatives	Section 8.6(a)(i)
Restricted Activities	Section 4.13(d)
Rigs	Section 2.16(a)
Section 338 Schedule	Section 4.7(a)(iii)

ii

Defined Terms	Where Defined

Seller	Preamble
Sellers	Preamble
Seller Damages	Section 7.3(a)
Seller Disclosure Letter	Article II
Seller Indemnitees	Section 7.3(a)
Seller Tax Detriment	Section 4.7(g)
Seller Trademarks and Logos	Section 1.5
Shares	Recitals
Subsidiary	Section 8.10(b)(iii)
Survival Period	Section 7.1
Target	Section 4.7(a)(iii)
Tax	Section 4.7(j)
Tax Audit	Section 4.7(d)(i)
Tax Item	Section 4.7(j)
Tax Returns	Section 2.14(a)
Technology	Section 2.25(c)
Territory	Section 4.13(d)
Transfer Taxes	Section 4.7(e)
Transition Services Agreement	Section 1.8
Twin Oaks	Recitals
Twin Oaks Shares	Recitals
Voting Company Debt	Section 2.3(a)

iii

STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT, dated as of August 9, 2007 (this “Agreement”), is by and between Pride International, Inc., a Delaware corporation (“PII”), Redfish Holdings S. de R.L. de C.V., a Mexican limited liability company and indirect, wholly owned subsidiary of PII (“Redfish”), Pride International Ltd., a British Virgin Islands company and direct, wholly owned subsidiary of PII (“PIL”), Pride Services Ltd., a British Virgin Islands company and indirect, wholly owned subsidiary of PII (“PSL”), and Gulf of Mexico Personnel Services S. de R.L. de C.V., a Mexican limited liability company and indirect, wholly owned subsidiary of PIL (“GOMPS” and, together with PII, Redfish, PIL and PSL, sometimes collectively referred to herein as the “Sellers” and, individually, as a “Seller”), and GP Investments Ltd., a Bermuda company (the “Buyer”). The Sellers and the Buyer are hereinafter collectively referred to as the “parties” and each individually as a “party.”
          WHEREAS, PII, through its direct or indirect subsidiaries Perforaciones Pride S. de R.L. de C.V., a Mexico company (“PPSRL”), Marlin Colombia Drilling Co. Inc., a British Virgin Islands company (“MC”), Pride South America Ltd., a British Virgin Islands company (“PSAL”), Pride International S.R.L., an Argentina limited liability company (“PISRL”), Pride International Bolivia Ltda., a Bolivia limited liability company (“PIBL”), PetroTech S.A.I.C., an Argentina corporation (“PetroTech”), Hispano Americana de Petroleos S.R.L., an Argentina limited liability company (“HAPSA”), and Twin Oaks Financial Ltd., a British Virgin Islands company (“Twin Oaks” and, together with PPSRL, MC, PSAL, PISRL, PIBL, PetroTech and HAPSA, sometimes collectively referred to herein as the “Companies” and, individually, as a “Company”), is engaged in (i) the land contract drilling and workover business in Latin America, primarily in Argentina, Venezuela, Colombia, Bolivia and Mexico, and associated assets that are used in connection with the operation of such business and (ii) the business of providing pressure pumping, formation testing, underbalance drilling, drilling fluids, directional drilling, fishing tools, production services and related services to exploration and production companies in one or more of Argentina, Bolivia, Brazil, Colombia, Ecuador, Peru and Venezuela (the “E&P Services Business” and, together with the business described in clause (i), collectively, the “Business”);
          WHEREAS, PIL owns 100% of the issued and outstanding capital stock of PSAL and MC;
          WHEREAS, PIL, together with Jorge R. Postiglione, as third-party nominee on behalf of PIL, owns 100% of the issued and outstanding capital stock of PISRL;
          WHEREAS, PIL and PISRL collectively own 100% of the issued and outstanding capital stock of PIBL;
          WHEREAS, Redfish and GOMPS collectively own 100% of the issued and outstanding capital stock of PPSRL;
          WHEREAS, PISRL and PSL collectively own 100% of the issued and outstanding capital stock of PetroTech and HAPSA;

          WHEREAS, PII owns 100% of the issued and outstanding capital stock of Twin Oaks; and
          WHEREAS, upon the terms and subject to the conditions set forth herein, (i) PIL desires to sell and the Buyer desires to purchase all of the then issued and outstanding capital stock of MC, PSAL, PIBL and PISRL owned by PIL (collectively, the “PIL Sub Shares”), (ii) each of Redfish and GOMPS desires to sell and the Buyer desires to purchase all of the then issued and outstanding capital stock of PPSRL owned by it (the “PPSRL Shares”), (iii) PSL desires to sell and the Buyer desires to purchase all of the then issued and outstanding capital stock of PetroTech and HAPSA owned by PSL (collectively, the “PSL Sub Shares”), and (iv) PII desires to sell and the Buyer desires to purchase all of the then issued and outstanding capital stock of Twin Oaks (the “Twin Oaks Shares” and, together with the PIL Sub Shares, the PPSRL Shares and the PSL Sub Shares, the “Shares”), after which all of the issued and outstanding capital stock of the Companies would be owned, directly or indirectly, by the Buyer;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE
          Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing:
     (a) PIL will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from PIL, the PIL Sub Shares;
     (b) Each of Redfish and GOMPS will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from Redfish and GOMPS, the PPSRL Shares;
     (c) PSL will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from PSL, the PSL Sub Shares;
     (d) PII will sell, convey, assign, transfer and deliver to the Buyer, and the Buyer will purchase, acquire and accept from PII, the Twin Oaks Shares;
     (e) The Buyer will pay to the Sellers, in consideration for the Shares, an aggregate amount of $1,000,000,000 in cash, subject to adjustment as provided in Section 1.10. To facilitate the Purchase (as defined below), the Buyer will pay to PII, for the account and as agent of each of the Sellers, the amount set forth in the immediately preceding sentence, by wire transfer of immediately available funds to an account or accounts designated in writing by PII at least two business days prior to the Closing Date (the “Purchase Price”).

          The transactions contemplated by this Section 1.1 are sometimes referred to as the “Purchase.”
          Section 1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995, at 9:00 a.m. (central time) on the later of (i) August 31, 2007 or (ii) the first business day following the date on which all of the conditions to each party’s obligations under this Agreement have been satisfied or, to the extent permitted, waived (other than those conditions that by their nature are to be satisfied on the Closing Date (as defined below), but subject to the satisfaction or, to the extent permitted, waiver of such conditions), or at such other date, place or time as the parties may otherwise agree. The date on which the Closing occurs and the transactions contemplated by this Agreement become effective is referred to as the “Closing Date.”
          Section 1.3 Deliveries by the Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers will deliver (or cause to be delivered) the following to the Buyer:
     (a) Certificates representing the Shares and/or affidavits of ownership thereof, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;
     (b) The resignations (or evidence of the removal) of the members of the Boards of Directors (or other governing body) of each of the Companies and their respective Subsidiaries, as requested by the Buyer, and the delivery of releases of any claim against the Companies and their respective Subsidiaries;
     (c) A certificate of PII, executed on its behalf by the Chief Executive Officer, the President or a Vice President of PII, certifying as to the fulfillment of the conditions set forth in Section 5.3 hereof;
     (d) An executed counterpart of the Transition Services Agreement by PII; and
     (e) All other documents, instruments and writings required to be delivered by the Sellers at or (to the extent not previously delivered) prior to the Closing under this Agreement.
          Section 1.4 Deliveries by the Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will deliver (or cause to be delivered) the following to the Sellers:
     (a) The Purchase Price, in immediately available funds, as set forth in Section 1.1 of this Agreement;
     (b) A certificate of the Buyer, executed on its behalf by the Chief Executive Officer, the President or a Vice President of the Buyer, certifying as to the fulfillment of the conditions set forth in Section 5.2 hereof;

     (c) An executed counterpart of the Transition Services Agreement by the Buyer; and
     (d) All other documents, instruments and writings required to be delivered by the Buyer at or (to the extent not previously delivered) prior to the Closing under this Agreement.
          Section 1.5 Intellectual Property. It is expressly agreed that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “Pride” or any derivative thereof, or any trade names, trademarks, identifying logos or service marks related thereto or employing the words “Pride” or any part or variation of any of the foregoing or any confusingly similar trade names, trademarks, logos or service marks (collectively, the “Seller Trademarks and Logos”), and any right, title or interest the Companies or any of their respective Subsidiaries may have in the Seller Trademarks and Logos shall terminate as of the Closing. Neither the Buyer nor any of its affiliates shall make any use of the Seller Trademarks and Logos from and after 90 days following the Closing, including through the use of stationery or letterhead. The Buyer shall, at its own cost and within 90 days from the Closing Date, remove from the Rigs (as defined below) and the other properties and assets of the Companies and their respective Subsidiaries, or paint over, any and all of the Seller Trademarks and Logos.
          Section 1.6 Allocation of Purchase Price. Not later than 15 calendar days after the Closing Date Schedule and Closing Statement become final and binding on the parties pursuant to Section 1.10(b), PII and the Buyer shall agree on an allocation of the Purchase Price to the stock of each Company, subject to Section 1.6 of the Seller Disclosure Letter. If PII and the Buyer are unable to agree on such allocation, the matters in dispute shall, under procedures similar to those in Section 1.10(b), be submitted to Ernst & Young LLP or such other independent accounting firm as may be approved by PII and the Buyer, which firm shall render its opinion as to such specific matters. Except as required pursuant to applicable Law (as defined below) or a determination (as defined in Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of Law), none of the parties, directly or indirectly, through a subsidiary or affiliate or otherwise, will take a position on any Tax Return (as defined below) or in any judicial proceeding that is in any way inconsistent with the allocation set forth in this Section 1.6.
          Section 1.7 Books and Records. The Sellers shall deliver to the Buyer at or as soon as practicable (but in any event not later than 10 days) after the Closing all books and records of the Companies and their Subsidiaries (including books of account, personnel and payroll records and the like), including the books and records of the Companies relating to Taxes (as defined below) and Tax Returns. The Sellers may retain copies of any books and records delivered to the Buyer.
          Section 1.8 No Ongoing or Transition Services. Except as provided for in the Transition Services Agreement dated the Closing Date between PII and the Buyer, substantially in the form of Exhibit A hereto (the “Transition Services Agreement”), at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Companies or any of their respective Subsidiaries by PII or any of its other affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.
          Section 1.9 Intercompany Accounts and Agreements. Except for accounts payable—affiliates and notes payable—affiliates reflected on the Closing Date Schedule and except as set forth in Section 1.9 of the Seller Disclosure Letter, on or prior to the Closing Date, all intercompany accounts, leases and other Contracts between any of the Companies or their respective Subsidiaries, on the one hand, and PII or its affiliates (other than the Companies or any of their respective Subsidiaries), on the other hand, shall be canceled, paid or otherwise settled. Subject to Section 1.10 of this Agreement, no adjustment shall be made to the Purchase Price as a result of any such cancellation.
          Section 1.10 Distribution; Purchase Price Adjustments
          (a) The parties agree that, so long as any distributions made are reflected in the Closing Date Schedule and in any adjustments to the Purchase Price under Section 1.10(c), the Sellers shall have the right, at or prior to the Closing, to cause any Company and its Subsidiaries to distribute cash, accounts receivable and any other working capital items (except inventory) to the Sellers or their affiliates, by one or more dividends, repurchases of existing stock and/or other distributions; provided, however, that no Company or Subsidiary incorporated in Argentina will pay a dividend or otherwise make any distribution to its shareholders.
          (b) Within 90 calendar days following the Closing, PII shall prepare, or cause to be prepared, and deliver to the Buyer a schedule of components of combined Net Working Capital of the Companies and the Subsidiaries thereof listed in the notes to the Financial Statements (as defined below) as of the close of business on the Closing Date (the “Closing Date Schedule”) and a statement (the “Closing Statement”) reflecting the calculation of any adjustment to the Purchase Price under Section 1.10(c), accompanied by a certificate of an officer of PII to the effect that such statement has been prepared in accordance with the terms of this Agreement. As used in this Agreement, (i) “Net Working Capital” means the amount of combined Current Assets of the Companies and their respective Subsidiaries minus the amount of combined Current Liabilities of the Companies and their respective Subsidiaries; (ii) “Current Assets” means the sum of cash and cash equivalents, net trade receivables, net parts and supplies and prepaid and other current assets (excluding deferred mobilization costs on Rig 321); and (iii) “Current Liabilities” means the sum of accounts payable, accounts payable—affiliates, note payable—affiliates and accrued expenses and other current liabilities (excluding deferred mobilization revenues on Rig 321); in each case as of the Closing Date and determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and consistent with the financial reporting policies and procedures used by the Sellers to prepare the combined balance sheet as of December 31, 2006 included in the Financial Statements; provided, however, that Current Assets and Current Liabilities shall not include Taxes payable, Taxes receivable or deferred Taxes, as applicable. For the avoidance of doubt, Section 1.10(b) of the Seller Disclosure Letter sets forth the calculation of Net Working Capital as of December 31, 2006. The Buyer shall have a period of 45 calendar days after delivery of the Closing Date Schedule and the Closing Statement to review (and cause Buyer’s auditors to review) such documents and make any objections it may have in writing to PII. During such 45-day period, Buyer and its independent auditors shall be permitted to review the working papers of PII’s independent auditors relating to the Closing Date Schedule. If written objections are delivered to PII by the Buyer within such 45-day period, then the Buyer and PII shall attempt to resolve the matter or matters in dispute. If no written objections are made by Buyer within such 45-day period, then such Closing Date Schedule and Closing Statement shall be final and binding on the parties. If disputes with respect to such Closing Date Schedule or such Closing Statement cannot be resolved by Buyer and PII within 30 calendar days after timely delivery of any objections thereto, then, at the request of either Buyer or PII, the specific matters in dispute shall be submitted to Ernst & Young LLP or such other independent accounting firm as may be approved by PII and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. If no such referral is made within 45 days after the delivery of the objections, then such Closing Date Schedule and such Closing Statement shall be final and binding on the parties hereto. Based on such opinion, the Auditors will then send to PII and the Buyer its determination of the specified matters in dispute, which determination shall be final and binding on the parties hereto. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne one-half by the Sellers and one-half by the Buyer.
          (c) If the Net Working Capital reflected on the Closing Date Schedule as finally determined under Section 1.10(b) is less than $208,191,916 (“Base Net Working Capital”), then within five days following the final determination thereof, PII will pay, or cause the applicable Seller to pay, to the Buyer by wire transfer in immediately available funds to the account or accounts designated by the Buyer the amount of such deficiency, plus interest thereon at 6% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the Closing Date to (but excluding) the date of such payment. If the Net Working Capital reflected on the Closing Date Schedule is greater than Base Net Working Capital, then within five days following the final determination thereof, the Buyer will pay to PII, for the account and as agent of the applicable Seller, by wire transfer in immediately available funds to the account or accounts designated by PII the amount of such excess, plus interest thereon at such interest rate from (and including) the Closing Date to (but excluding) the date of such payment.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          Except as set forth in a letter to be delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Sellers jointly and severally represent and warrant to the Buyer as follows.
          Section 2.1 Organization; Etc.
          (a) Each Seller (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate or other entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease and operate its properties and assets, including the Shares owned by such Seller, and to carry on its business substantially as it is now being conducted; and

(iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. Each Seller has delivered or made available to the Buyer true and complete copies of its corporate charter and bylaws (or equivalent governing documents), in each case as amended through the date of this Agreement.
          (b) Each of the Companies and their respective Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite corporate or other entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease and operate its properties and assets and to carry on the Business conducted by such Company or Subsidiary substantially as it is now being so conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect (as defined below). The Sellers have delivered or made available to the Buyer true and complete copies of corporate charter and bylaws (or equivalent governing documents) of the Companies and their respective Subsidiaries, in each case as amended through the date of this Agreement. As used in this Agreement, the term “Business Material Adverse Effect” means a material adverse change in, or effect on, the Business or the business, assets, financial condition or results of operations of the Companies and their respective Subsidiaries, taken as a whole; provided, however, that (1) any adverse change or effect attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders or other decreases in customer demand, any reduction in revenues, any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions), (2) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol, practice or measure or any other Law of or by any government, governmental agency, court, commission, market administrator or similar organization or other such entity, (3) the bankruptcy, insolvency or other financial distress of any customers of any of the Companies or their Subsidiaries, (4) changes or developments in financial or securities markets or the economy in general, any outbreak, continuation or escalation of hostilities or the declaration by the United States or any Latin American country of a national emergency or war, any acts of terrorism, any other calamity or crisis or geopolitical event, or effects of weather or meteorological events, (5) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Companies and their Subsidiaries operate, except to the extent such changes have a disproportionate effect on the Business or the Companies and their respective Subsidiaries, taken as a whole, compared with other participants in such industries or geographical areas, (6) changes in the price of oil and natural gas, (7) any change in GAAP or in its interpretation or (8) any actions taken at the Buyer’s request or contemplated by this Agreement, shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event under the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuations, including any multiple based on earnings or other financial indicia, or (ii) any consequential damages or other consequential valuation.
          Section 2.2 Authority Relative to this Agreement. Each Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of each of the Sellers. This Agreement has been duly and validly executed and delivered by each of the Sellers, and assuming this Agreement has been duly authorized, executed and delivered by the Buyer, constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 2.3 Capitalization.
          (a) Section 2.3(a) of the Seller Disclosure Letter sets forth the number of issued and outstanding shares of capital stock of each Company and the record and beneficial owners of its outstanding capital stock as of the date hereof. All of such outstanding shares of capital stock of each Company are duly authorized, validly issued, fully paid and nonassessable. Except for the Shares, there are not, and at the Closing there will not be, any capital stock or other equity interests in any Company issued, reserved for issuance or outstanding. Section 2.3(a) of the Seller Disclosure Letter sets forth for each Subsidiary of a Company the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except as set forth in Section 2.3(a) of the Seller Disclosure Letter, there are no shares of capital stock or other equity securities of any such Subsidiary issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law (as defined below), the corporate charter and bylaws (or equivalent governing documents) of any Company or any Contract to which any Company is a party or otherwise bound. All the outstanding shares of capital stock of each Subsidiary of a Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of any Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating such Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Company or of any such Subsidiary or any Voting Company Debt, (ii) obligating such Company or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits rights accruing to holders of Shares. As of the date of this Agreement, there are not any outstanding contractual obligations of any Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of such Company or any such Subsidiary.
          (b) Except for its interests in the Subsidiaries of the Companies and except for the ownership interests set forth in Section 2.3(b) of the Seller Disclosure Letter, no Company owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $50,000 in any person.
          Section 2.4 Ownership of Shares. Immediately prior to the Closing, (a) PIL will have good and valid title to all the issued and outstanding capital stock of PSAL and MC; (b) PIL and Jorge R. Postiglione, as third-party nominee on behalf of PIL, will have good and valid title to 1,741,280 quotas and 470 quotas, respectively, of PISRL, representing all the issued and outstanding capital stock of PISRL; (c) PIL and PISRL will have good and valid title to 1,541,311 capital quotas and 269 capital quotas, respectively, of PIBL, representing all the issued and outstanding capital stock of PIBL; (d) Redfish and GOMPS will have good and valid title to membership interests equaling 19,751,312.41 shares and one share, respectively, in PPSRL, representing all of the issued and outstanding capital stock of PPSRL; (e) PISRL and PSL will have good and valid title to 519,310 shares and one share, respectively, of HAPSA, representing all the issued and outstanding capital stock of HAPSA; (f) PISRL and PSL will have good and valid title to 188 shares and 212 shares, respectively, of PetroTech, representing all the issued and outstanding capital stock of PetroTech; and (g) PII will have good and valid title to all of the issued and outstanding capital stock of Twin Oaks, in each case free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual, statutory or otherwise (collectively, “Liens”). The consummation of the Purchase will convey to the Buyer good and valid title to the Shares, free and clear of all Liens, except for those created by the Buyer or arising out of ownership of the Shares by the Buyer. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.
          Section 2.5 Contracts.
          (a) Section 2.5 of the Seller Disclosure Letter lists, as of the date of this Agreement, (i) all written agreements, commitments, contracts, leases, licenses, indentures, instruments and other legally binding arrangements (collectively, “Contracts”) to which any Company or any of its Subsidiaries is a party and that (1) relate to the Business, (2) involve payments by or to any Company or any of its Subsidiaries of at least $1,000,000 over the original base term and (3) have an original base term (excluding potential renewals) extending at least 12 months; (ii) all Contracts to which any Company or any of its Subsidiaries is a party involving payments by or to any Company or any such Subsidiary of at least $5,000,000 over the original base term, other than Contracts pursuant to which any Company or any of its Subsidiaries purchases goods or services in the ordinary course of business; (iii) all Contracts relating to the borrowing of money by any Company or any of its Subsidiaries (other than intercompany accounts, which shall be governed by Section 1.9 of this Agreement) and guarantees by any Company or any of its Subsidiaries of any obligation for the borrowing of money; (iv) all employment Contracts of any Company or any of its Subsidiaries that have an aggregate future liability in excess of $100,000 and are not terminable by such Company or such Subsidiary by notice of not more than 90 days for a cost of less than $100,000; (v) all collective bargaining agreements and other Contracts of any Company or any of its Subsidiaries with any labor organization, union or association; (vi) all Contracts under which any Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than any Seller, any Company or any of their respective Subsidiaries) in any such case which, individually or in the aggregate, is in excess of $1,000,000; and (vii) any Contract not otherwise required to be set forth in the Seller Disclosure Letter and under which the performance of any Company’s or any of its Subsidiaries’ obligations or the consequences of a default or termination would reasonably be expected to have a Business Material Adverse Effect.
          (b) To the knowledge of the Sellers, all Contracts required to be listed in Section 2.5 of the Seller Disclosure Letter (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the applicable Company or Subsidiary thereof in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect. The applicable Company or Subsidiary thereof has performed all material obligations required to be performed by it to date under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Sellers, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of the Sellers, the Companies or any of the Subsidiaries of the Companies has received any notice of the intention of any party to terminate any Company Contract. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been made available to the Buyer.
          Section 2.6 Consents and Approvals; No Violations. Except for applicable requirements of the antitrust or competition laws set forth in Section 2.6 of the Seller Disclosure Letter (the “Antitrust Regulations”), neither the execution and delivery of this Agreement by any of the Sellers nor the consummation by any Seller of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of corporate charter, bylaws or equivalent governing documents of any Seller, any Company or any Subsidiary of a Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a loss of a material benefit under, or result in the creation of any Lien upon the properties or assets of such Seller, Company or Subsidiary under, or require any consent under, any Contract to which any of the Sellers, any Company or any Subsidiary of a Company is a party or by which any of them or any of their respective properties or assets are bound, (c) violate any law, order, judgment, writ, injunction, decree, statute, rule or regulation (collectively, “Laws” and, individually, a “Law”) that is currently in effect and applicable to any Seller, any

Company, any Subsidiary of a Company or any of their respective properties or assets, or (d) require any filing, declaration or registration with, or the obtaining of any permit, authorization, license, order, consent or approval of, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except in the case of clauses (b), (c) and (d) of this Section 2.6 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect and would not adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement, or which become applicable as a result of the business or activities in which the Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.
          Section 2.7 Financial Statements. Section 2.7 of the Seller Disclosure Letter contains the audited combined balance sheets of the Companies and the Subsidiaries listed therein as of December 31, 2006 and 2005 and the audited combined statement of operations, statement of owner’s net investment and statement of cash flows of the Companies and the Subsidiaries listed therein for each of the years in the three-year period ended December 31, 2006, and the unaudited combined balance sheet as of June 30, 2007 and the unaudited combined statement of operations, statement of owner’s net investment and statement of cash flows of the Companies and the Subsidiaries listed therein for the six-month period ended June 30, 2007 (collectively, the “Financial Statements”). Except as disclosed in the notes thereto, each of such balance sheets fairly presents in all material respects the combined financial position of the Companies and the Subsidiaries as of the date thereof, and each of such statements of operations, owner’s net investment and cash flows fairly presents in all material respects the combined results of operations, owner’s net investment and cash flows of the Companies and the Subsidiaries for the period indicated, all in accordance with GAAP consistently applied throughout the period indicated, except that the unaudited financial statements remain subject to normal year-end adjustments and do not contain footnotes and similar disclosures otherwise required to be in conformity with GAAP. Except as set forth in Section 2.7 of the Seller Disclosure Letter, none of the Companies or their respective Subsidiaries has, since December 31, 2006, paid or declared (or taken any action in furtherance of or related to) any dividend or otherwise made any distribution to its shareholders.
          Section 2.8 Absence of Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business and consistent with past practice between December 31, 2006 and the Closing or (b) otherwise disclosed in the Seller Disclosure Letter or contemplated by this Agreement, at the Closing, none of the Companies nor any of their respective Subsidiaries will have any liabilities or obligations (whether accrued, absolute, contingent, unasserted or otherwise) of a nature that would be required to be reflected or reserved against in a combined balance sheet of the Companies and such Subsidiaries prepared in accordance with GAAP in excess of $10,000,000 in the aggregate.
          Section 2.9 Absence of Certain Changes. Since December 31, 2006, (a) there have been no facts, changes or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect, and (b) the Business has been conducted in the ordinary course consistent with past practice.

          Section 2.10 Litigation. Section 2.10 of the Seller Disclosure Letter sets forth a list as of the date hereof of each pending claim, action, suit, proceeding (“Proceeding”) or, to the knowledge of the Sellers, governmental investigation pending or, to the knowledge of the Sellers, threatened against any Seller, any Company or any Subsidiary of a Company by or before any Governmental Entity that (a) seeks damages, fines or penalties in excess of $100,000 for any individual Proceeding or governmental investigation or in excess of $500,000 in the aggregate for any related Proceedings or governmental investigations, (b) seeks any material injunctive relief or (c) relates to any of the transactions contemplated by this Agreement. None of the Proceedings or governmental investigations listed in Section 2.10 of the Seller Disclosure Letter would, if adversely determined, individually or in the aggregate, have a Business Material Adverse Effect or adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. None of the Sellers, the Companies or the Subsidiaries of the Companies is in default under or violation of any outstanding injunction, judgment, order, decree, ruling or award that would reasonably be expected to have a Business Material Adverse Effect.
          Section 2.11 Compliance with Law. The Business is being and has been conducted in compliance in all material respects with all applicable Laws and all applicable orders, writs, injunctions and decrees of any Governmental Entity.
          Section 2.12 Employee Benefit Plans.
          (a) Section 2.12 of the Seller Disclosure Letter sets forth, as of the date of this Agreement, and the Sellers have delivered or made available to the Buyer true and complete copies of, all deferred compensation, pension, profit-sharing and retirement plans and all material employment, bonus, retention bonus, success bonus, severance, change in control and other material employee benefit plans, programs, arrangements and agreements maintained or with respect to which contributions are made by, any Company, or any such plans, programs, arrangements and agreements of PII or any of its affiliates (other than the Companies and their Subsidiaries) under which any of the Companies may have any liability or obligation to contribute, or under which employees of any of the Companies or their Subsidiaries hold or are entitled to receive compensation or benefits (collectively, the “Plans”).
          (b) All Plans and their related trusts have been and are maintained in accordance with their terms and in compliance with applicable Law in all material respects. None of the Companies or their Subsidiaries have any commitment or obligation to establish or adopt any new or additional Plans or to increase the benefits under any existing Plan.
          (c) None of any Company, any Subsidiary of any Company or any entity that is required to be treated as a single employer together with any Company or any Subsidiary of any Company under Section 414 of the Code sponsors, maintains or has any liability or obligation with respect to any “employee pension benefit plan” (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title IV of ERISA or Section 412 of the Code that is reasonably likely to result in a material liability to any Company or any of Subsidiary of a Company.

          (d) Except as set forth in Section 2.12(d) of the Seller Disclosure Letter and except as required by applicable Law, no employee of any of the Companies or their Subsidiaries is entitled to any severance, separation, change of control, termination or bonus payment or other increased or additional compensation or benefits as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or in connection with the termination of such employee’s employment on or after the Closing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by any of the Companies and any of their Subsidiaries with the provisions hereof do not and will not require the funding of, or require an increase in the cost of, or give rise to any other obligation of any Company or any of its Subsidiaries under, any Plan and will not result in any breach or violation of, or default under, or limit any Company’s or any Subsidiary’s ability to amend, modify or terminate any Plan.
          Section 2.13 Employees; Labor and Employment Matters. As of the date hereof, there are no (i) collective bargaining agreements or other labor agreements relating to any Company or any Subsidiary of any Company or covering any employee of any Company or any Subsidiary of any Company to which any Company or any Subsidiary of any Company is a party or by which it is bound; (ii) unfair labor practice complaints against any Company or any Subsidiary of any Company pending (or, to the knowledge of the Sellers, threatened) before any Governmental Entity with respect to the Business; (iii) ongoing labor strikes, work stoppages or lockouts affecting any Company or any Subsidiary of any Company; (iv) material labor grievances pending against any Company or any Subsidiary of any Company; or (v) orders, judgments, writs, injunctions or decrees specifically applicable to any Company or any Subsidiary or, other than employment Contracts set forth in Section 2.5 of the Seller Disclosure Letter and customer Contracts, Contracts to which any Company or any of the Subsidiaries is a party that in any way limits or restricts the termination of any of their employees. The Companies and their Subsidiaries are in compliance in all material respects with all applicable labor, housing, educational cooperation, unemployment insurance, health and safety, social security and related regulations.
          Section 2.14 Taxes.
          (a) With respect to each Company and its Subsidiaries, (i) all material returns, reports and forms with respect to Taxes (as defined in Section 4.7(j) of this Agreement) (collectively, “Tax Returns”) required to be filed on or before the Closing Date have been or will be timely filed in accordance with any applicable Laws, (ii) all such Tax Returns as filed were complete and accurate in all material respects and (iii) all Taxes due on such Tax Returns have been or will be timely paid in full or have been or will be reserved for on the balance sheets included in the Financial Statements.
          (b) With respect to each Company and its Subsidiaries, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remain in effect, (iii) there is full compliance in all material respects with all requirements for the withholding and payment over of any Taxes required to be withheld and paid over with respect to payments to employees or other persons, (iv) there has not been a request made to change a method of accounting for Tax purposes that would have an effect on the Taxes of the Company or its Subsidiaries following the Closing, (v) the Companies and/ or their Subsidiaries have not extended or waived the statute of limitations on any federal or any significant provincial Tax Return that remains open at the date hereof, (vi) all Taxes which the Companies and or the Subsidiaries are required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Entities to the extent due and payable, (vii) there is no investigation, examination or audit currently pending or threatened, regarding any Taxes relating to the Companies and/ or their Subsidiaries, (viii) there is no request for rulings or determination letters with respect to the Companies and/ or their Subsidiaries, (ix) there are no Tax sharing agreements or arrangements to which the Companies or the Subsidiaries are now a party and (x) there are no material Liens for Taxes upon the assets of any Company or any Subsidiary of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings.
          (c) PII has treated, in its most recent filings with the U.S. Internal Revenue Service, each of the Companies and its Subsidiaries as a corporation for U.S. federal tax purposes.
          Section 2.15 Title, Ownership and Related Matters.
          (a) Except for cash, accounts receivable and working capital items distributable by a Company and its Subsidiaries pursuant to Section 1.10(a), each Company and its Subsidiaries have, free and clear of all Liens, other than Permitted Liens, good title to, or rights by license, lease or other agreement to use, all material properties and assets (or rights thereto) primarily used or held for use in the conduct of the Business as currently conducted. This Section 2.15(a) does not relate to real property (which is subject to Section 2.15(b) below) or Rigs or E&P Equipment (which are subject to Section 2.16). As used in this Agreement, “Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by applicable Law arising or incurred in the ordinary course of business consistent with past practices for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) other Liens that do not, and if foreclosed or otherwise executed would not, materially interfere with the conduct of the Business; (d) Liens on leases of real property arising from the provisions of such leases, including any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such real property or the continuation of the Business; (e) pledges or deposits made in the ordinary course of business consistent with past practices in connection with workers’ compensation, unemployment insurance and other social security or similar legislation; (f) deposits to secure the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practices; (g) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of real property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (h) public utility easements of record, in customary form, to serve real property; (i) landlords’ Liens in favor of landlords under the

Leases; (j) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of third-party landlords with respect to the real property subject to leases under which any Company leases real property and to which such leases are subordinate; (k) any other Liens, easements, rights-of-way, restrictions, rights, leases and other encumbrances affecting title thereto, whether or not of record, which do not, and if foreclosed or otherwise executed would not, materially detract from the value of or materially interfere with the use and operation of the assets of the Companies and their Subsidiaries, taken as a whole; and (l) Liens, if any, created or permitted to be imposed by the Buyer.
          (b) Each of the Companies and their respective Subsidiaries has valid and marketable title to each parcel of real property owned in fee by such Company or Subsidiary (the “Owned Property”), free and clear of all Liens other than Permitted Liens. Section 2.15(b) of the Seller Disclosure Letter sets forth a complete list of all leases, subleases and other agreements under which any of the Companies or their respective Subsidiaries uses or occupies or has the right to use or occupy any real property that involve lease payments in excess of $50,000 per month and are not terminable by such Company or Subsidiary that is a party thereto by notice of not more than 90 days (the “Leases”; the property governed by such Leases, together with the Owned Property, is referred to herein as the “Real Property”). Each of the Companies and their respective Subsidiaries has a good and valid leasehold interest in each parcel of Real Property leased by it pursuant to the Leases, free and clear of all Liens other than Permitted Liens.
          (c) The properties and assets owned, leased or used by the Companies and their Subsidiaries, together with the rights and services to be provided by PII or any of its affiliates to the Buyer, the Companies or any of their respective Subsidiaries under the Transition Services Agreement, will be sufficient to conduct the Business immediately following the Closing in substantially the same manner as currently conducted.
          Section 2.16 Rigs and E&P Equipment.
          (a) A listing of all the rigs owned or leased by the Companies and their Subsidiaries as of the date hereof (the “Rigs”), and for each Rig whether it is owned or leased and whether it has operated under contract at any time since July 1, 2006, is set forth in Section 2.16(a) of the Seller Disclosure Letter. The Companies or their Subsidiaries have good title to, or rights by license, lease or other agreement to use, the Rigs, free and clear of all Liens other than Permitted Liens. The maintenance records related to the Rigs included in the “data room” prepared in connection with the transactions contemplated hereby are true and complete in all material respects as of the respective dates set forth therein. The Rigs in the aggregate are in sufficiently good working order (ordinary wear and tear excepted) to conduct the Business as currently conducted. The Sellers have no plans for the retirement or material write-down in the value of any Rig. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.16(a), NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF VALUE, PHYSICAL CONDITION, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL EXTEND TO THE RIGS.
          (b) A true and complete listing of all material equipment used primarily in the E&P Services Business as of the date hereof is set forth in Section 2.16(b) of the Seller

Disclosure Letter (the “E&P Equipment”). The E&P Equipment in the aggregate is in sufficiently good working order (ordinary wear and tear excepted) to conduct the Business as currently conducted. The Sellers have no plans for the retirement or material write-down in the value of any E&P Equipment with a replacement value of greater than $500,000. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.16(b), NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF VALUE, PHYSICAL CONDITION, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL EXTEND TO THE E&P EQUIPMENT.
          Section 2.17 Environmental Matters. Except as have not had, and would not reasonably be expected to have, a Business Material Adverse Effect:
     (a) The operations of the Companies and their Subsidiaries are and during the relevant statute of limitations period have been in compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate;
     (b) The Companies and their Subsidiaries have obtained and are in compliance with all permits, licenses and other authorizations required under applicable Environmental Laws (“Environmental Permits”) for the continued operations of the Business, all Environmental Permits are valid and in good standing, and none of the Companies nor any of their respective Subsidiaries has received notice of any actual or potential change in the status or terms and conditions of any Environmental Permit;
     (c) None of the Companies nor any of their respective Subsidiaries is subject to any outstanding orders, suits, demands, directives, claims, liens, investigations or proceedings by any Governmental Entity or any person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and, to the knowledge of the Sellers, no such Environmental Claims are threatened;
     (d) None of the Companies nor any of their respective Subsidiaries has received any written communication alleging, with respect to any such entity, a violation of or liability under any Environmental Law; and
     (e) There has been no Release or threatened Release of Hazardous Substances at any location that could reasonably be expected to (i) require any Remedial Action by any of the Companies or their Subsidiaries pursuant to any Environmental Law or (ii) form the basis of any Environmental Claim against any of the Companies or their Subsidiaries.
     For purposes of this Agreement:
     (A) “Environment” means (i) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (ii)) and natural structures; (ii) water, including coastal and inland water, surface waters, and ground waters; (iii) air; and (iv) human health;

     (B) “Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or human health, as such laws have been and may be amended or supplemented;
     (C) “Hazardous Substance” means petroleum or petroleum products, radioactive material or wastes, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, and any other chemical, material, substance or waste that, in relevant form or concentration, is prohibited, limited or regulated pursuant to Environmental Law;
     (D) “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, or at, into, onto, through or out of any property currently or formerly owned, operated, leased or used by the applicable party; and
     (E) “Remedial Action” means any and all actions to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.
          Section 2.18 Insurance. The Companies and their Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the judgment of the Companies and their Subsidiaries, reasonable for the business and assets of the Companies and their Subsidiaries, when considered in conjunction with PII’s total business operations and self insurance practices. Section 2.18 of the Seller Disclosure Letter sets forth a list of all policies of insurance maintained, owned or held by the Sellers or their affiliates on the date of this Agreement with respect to the Business, any Company, any Subsidiary of a Company and their respective assets and properties. Except as would not reasonably be expected to have a Business Material Adverse Effect, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Sellers shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. The Sellers have complied in all material respects with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner.
          Section 2.19 Brokers; Finders and Fees. Neither the Sellers nor any Company or Subsidiary of a Company has engaged any investment banker, agent, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid by any Company or any of its Subsidiaries after the Closing or by the Buyer.

Except as set forth in Section 2.19 of the Seller Disclosure Letter, none of the Sellers, any affiliate thereof, any Company or any Subsidiary thereof has agreed to pay or cause to be paid to any employee, officer or director of the Sellers, any affiliate, any Company or any Subsidiary thereof any fee or other amount in connection with this Agreement or the transactions contemplated by this Agreement, other than any amounts solely payable by the Sellers or any affiliate of the Sellers (other than the Companies and their Subsidiaries).
          Section 2.20 Receivables. The accounts receivable shown in the Financial Statements, subject to changes in the ordinary course of business from the date of the Financial Statements to the Closing Date, constitute all of the accounts receivable of the Business and represent bona fide sales actually made on or prior to such date in the ordinary course of the Business and consistent with past practice. Since June 30, 2007, there have not been any material write-offs as uncollectible of any customer accounts receivable of the Companies and their Subsidiaries, except for write-offs in the ordinary course of the Business and consistent with past practice.
          Section 2.21 Permits. As of the date hereof, except as would not reasonably be expected to have a Business Material Adverse Effect: (i) each of the Companies and their respective Subsidiaries is in possession of all certificates, licenses, permits, authorizations and approvals of any Governmental Entity required to conduct its business as currently conducted (the “Permits”) and such Company or Subsidiary has complied with the terms and conditions thereof; (ii) during the past three years, none of the Sellers, the Companies and the Subsidiaries of any Company has received notice of any suit, action or proceeding relating to the revocation or modification of any such Permits, and (iii) none of the Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. The Companies and their Subsidiaries possess all material Permits to own or hold under lease and operate their respective assets and to conduct the Business as currently conducted.
          Section 2.22 Powers of Attorney; Officers and Directors. Section 2.22 of the Seller Disclosure Letter sets forth as of the date hereof (i) a true and correct list of all powers of attorney granted by the Companies and their Subsidiaries since January 1, 2002 and all persons authorized to act thereunder and (ii) a true and correct list of all officers and directors of the Companies and their Subsidiaries.
          Section 2.23 Suppliers. Between June 30, 2007 and the date of this Agreement, none of the Companies or their Subsidiaries has entered into or made any Contract for the purchase of any material amount of merchandise other than in the ordinary course of business consistent with past practice. Except for the suppliers named in Section 2.23 of the Seller Disclosure Letter, none of the Companies or their Subsidiaries has any supplier (other than the Sellers, their affiliates, another Company or a Subsidiary of a Company) from whom was purchased more than 5% of the total amount of goods and services which were purchased by the Companies and their Subsidiaries, taken as a whole, during the year ended December 31, 2006. Since June 30, 2007, none of the suppliers named in Section 2.23 of the Seller Disclosure Letter has delivered to any Company or any Subsidiary of any Company written notice of cancellation or termination of its relationship with such Company or Subsidiary.

          Section 2.24 Customers. Except for the customers named in Section 2.24 of the Seller Disclosure Letter, none of the Companies or their Subsidiaries has any customer (other than another Company or a Subsidiary) to whom was made more than 5% of the total sales made by the Companies and their Subsidiaries, taken as a whole, during the year ended December 31, 2006. Since June 30, 2007, none of the customers named in Section 2.24 of the Seller Disclosure Letter has delivered to any Company or any Subsidiary of any Company written notice of cancellation or termination of its relationship with such Company or Subsidiary.
          Section 2.25 Intellectual Property.
          (a) Section 2.25(a) of the Seller Disclosure Letter sets forth a true and complete list of all material patents (including all reissues, divisions, continuations and extensions thereof), published patent applications, trademark registrations, trademark applications, service mark registrations, service mark applications, registered trade names, registered business names, copyright registrations, and any license to any of the foregoing, but excluding the Seller Trademarks and Logos, owned, used, filed by or licensed to any Company or any Subsidiary and material to the Business (collectively, “Business Intellectual Property”). To the knowledge of the Sellers, the Business Intellectual Property and the Technology (as defined below) represent all the material intellectual property necessary for the operation of the Business. To the knowledge of the Sellers, (i) a Company or a Subsidiary of a Company is the sole and exclusive owner of, or the Companies and their Subsidiaries have a valid and enforceable right to use, without payment to any other person, all the Business Intellectual Property, and (ii) during the past three years, none of the Sellers, the Companies and the Subsidiaries has received any written or oral communication from any person asserting any ownership interest in any Business Intellectual Property.
          (b) None of the Sellers, the Companies and the Subsidiaries of the Companies has granted any license of any kind relating to any Business Intellectual Property or the marketing or distribution thereof. None of the Sellers, the Companies and such Subsidiaries is bound by or a party to any option, license or similar Contract relating to the Business Intellectual Property owned by any other person for the use of such Business Intellectual Property in the conduct of the Business of the Companies and the Subsidiaries, except for so-called “shrink-wrap” license agreements relating to computer software licensed to a Company or a Subsidiary in the ordinary course of business. To the knowledge of the Sellers, the conduct of the Business of the Companies and their Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the intellectual property of any other person. (i) No claims are pending or, to the knowledge of the Sellers, threatened, against any Company or any Subsidiary of a Company by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of the Companies and their Subsidiaries of any Business Intellectual Property and (ii) to the knowledge of the Sellers, during the past three years none of the Sellers, the Companies and the Subsidiaries of the Companies has received any written or oral communication alleging that any Company or any such Subsidiary violated any rights relating to intellectual property of any person.
          (c) To the knowledge of the Sellers, all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Companies and their

Subsidiaries that is material to the Business (the “Technology”) has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.
          Section 2.26 Representations of the Sellers Refer to the Business. Except as expressly set forth herein, all representations and warranties of the Sellers herein relate only to the Companies, their respective Subsidiaries, the Business and the employees of the Business and not to any other business, assets or employees of the Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
          The Buyer hereby represents and warrants to each of the Sellers as follows:
          Section 3.1 Organization; Etc. The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, (b) has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease and operate its properties and assets and to carry on its business substantially as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so organized, existing and in good standing, to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance that would adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement. The Buyer has delivered or made available to the Sellers true and complete copies of its corporate charter and bylaws (or equivalent governing documents), in each case as amended through the date of this Agreement.
          Section 3.2 Authority Relative to this Agreement. The Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Sellers, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 3.3 Consents and Approvals; No Violations. Except for applicable requirements of Antitrust Regulations, neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the corporate charter, bylaws or equivalent governing documents of the Buyer or any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a loss of a material benefit under, or result in the creation of any Lien upon the properties or assets of the Buyer or any of its Subsidiaries under, or require any consent under, any Contract to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound, (c) violate any Laws applicable to the Buyer, any of its Subsidiaries or any of their respective properties or assets, or (d) require any filing, declaration or registration with, or the obtaining of any permit, authorization, license, order, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 3.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect, or that become applicable as a result of the business or activities in which the Sellers are or propose to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Sellers.
          Section 3.4 Acquisition of Shares for Investment. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any public distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, except under an exemption from such registration under such Act and such laws.
          Section 3.5 Availability of Funds. The Buyer has delivered to the Sellers true and complete copies of an executed debt commitment letter from Citigroup Global Markets Inc. (the “Financing Commitment”), pursuant to which Citigroup Global Markets Inc. has agreed to provide or cause to be provided an aggregate of $600,000,000 at Closing (the “Financing”). The commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect as of the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer or its affiliates under any term or condition of the Financing Commitment. There are no conditions precedent relating to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment. As of the date of this Agreement, the Buyer has no reason to believe that any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. At the Closing, the Financing, together with the Buyer’s immediately available funds, in cash, will be sufficient to provide the Companies and their respective Subsidiaries with sufficient working capital and to pay any other amounts payable under this Agreement and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required.
          Section 3.6 Litigation. There is no Proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries by or before any Governmental Entity that, individually or in the aggregate, would have a Buyer Material Adverse Effect.
          Section 3.7 Balance Sheet. The Buyer has delivered to the Sellers true and complete copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2006 and 2005. Except as disclosed in the notes thereto, each of such balance sheets fairly presents in all material respects the consolidated financial position of the Buyer and its Subsidiaries as of the date thereof, all in accordance with GAAP consistently applied throughout the period indicated.
          Section 3.8 Investigation by the Buyer; No Reliance; Sellers’ Liability. The Buyer has conducted its own independent review and analysis of the business and prospects of the Companies, their respective Subsidiaries and the Business. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and the specific representations and warranties of the Sellers set forth in Article II of this Agreement, and the Buyer:
     (a) acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in Article II of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;
     (b) acknowledges and agrees that none of the Sellers, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to the Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to the Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Business or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”);
     (c) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and the Buyer is familiar with such uncertainties, and (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by the Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

     (d) agrees, to the fullest extent permitted by law, that none of the Sellers, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to the Buyer, or the Buyer’s use of, any Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Sellers make the specific representations and warranties set forth in Article II of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.
          Section 3.9 Brokers; Finders and Fees. Neither the Buyer nor any of its affiliates has engaged any investment banker, agent, broker or finder in connection with this Agreement or the transactions contemplated by this Agreement the fees of which will be paid by any Seller, any Company or any of their respective Subsidiaries.
ARTICLE IV
COVENANTS OF THE PARTIES
          Section 4.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated by this Agreement or set forth in Section 4.1 of the Seller Disclosure Letter or the transactions contemplated by this Agreement or consented to by the Buyer in writing, which consent shall not be unreasonably withheld, the Sellers shall and shall cause each of the Companies and their respective Subsidiaries:
          (a) to use its commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal; and
          (b) not to:
          (i) in the case of the Companies and their respective Subsidiaries only, amend its certificate of incorporation or by-laws;
          (ii) sell, transfer, lease or otherwise dispose of any properties or assets material to the Business, except obsolete or excess equipment sold in the ordinary course of business and consistent with past practice;
          (iii) in the case of the Companies and their respective Subsidiaries only, make or pay any loans, advances (other than advances in the ordinary course of business or advances to the Sellers, the Companies or any of their respective Subsidiaries) or capital contributions to, or investments in, any other person (other than the Companies or any of their respective Subsidiaries);

          (iv) terminate or materially amend any Contracts material to the Business, except in the ordinary course of business and consistent with past practice;
          (v) enter into any new Contract material to the Business other than drilling or workover Contracts, customer Contracts, service Contracts, product purchase Contracts or renewals of existing Contracts, in each case in the ordinary course of business, or otherwise in the ordinary course of business;
          (vi) in the case of the Companies and their respective Subsidiaries only, enter into any written employment agreement with any employee or increase in any manner the compensation of any of the officers or other employees of any Company or any of its Subsidiaries, except for such increases as are required by applicable Law, rule or regulation or are granted in the ordinary course of business consistent with past practices (which shall include normal periodic performance reviews and related compensation and benefit increases);
          (vii) in the case of the Companies and their respective Subsidiaries only, adopt, grant, amend, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of any Company or any of its Subsidiaries, except, in each case, for increases required by any applicable Law, rule or regulation and except increases in the ordinary course of business consistent with past practice;
          (viii) in the case of the Companies and the Subsidiaries only, make any change in any of their respective present accounting methods and practices, except as required by changes in GAAP;
          (ix) in the case of the Companies and their respective Subsidiaries only, incur or assume any liabilities, obligations or indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse any such liabilities, obligations or indebtedness of any persons other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall any Company or any of its Subsidiaries incur or assume any long-term indebtedness for borrowed money;
          (x) in the case of the Companies and their respective Subsidiaries only, (x) declare or pay any dividend or make any other distribution to its stockholders, whether or not upon or in respect of any shares of its capital stock, (y) redeem or otherwise acquire any shares of its capital stock or (z) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, in each case except as contemplated by Section 1.9 or Section 1.10(a) and dividends, distributions, redemptions, acquisitions and issuances solely involving the Companies and their Subsidiaries;
          (xi) in the case of the Companies and their respective Subsidiaries only, permit, allow or suffer any of its material assets to become subjected to any Lien other than a Permitted Lien;

          (xii) in the case of the Companies and their respective Subsidiaries only, cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;
          (xiii) in the case of the Companies only, materially defer maintenance and other capital expenditures;
          (xiv) in the case of the Companies and their respective Subsidiaries only, enter into any lease of real property involving lease payments in excess of $10,000 per month, except any renewals of existing leases in the ordinary course of business consistent with past practice;
          (xv) in the case of the Companies and their respective Subsidiaries only, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, otherwise acquire any assets (other than inventory) that are material;
          (xvi) take any action (other than matters outside of the control of the Sellers and the Companies) that would result in (a) any of the conditions set forth in Section 5.3(a) and (b) not to be satisfied or (b) any of the representations and warranties of the Sellers becoming untrue or incorrect in any material respect; or
          (xvii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
          Section 4.2 Access to Information; Confidentiality.
          (a) From the date of this Agreement to the Closing, except for any information that is subject to attorney-client privilege or other privilege from disclosure or subject to a confidentiality agreement with a third party, the Sellers will and will cause the Companies to (i) give the Buyer and its authorized representatives access to all books, records, personnel, accountants, offices and other facilities and properties of the Companies and their respective Subsidiaries or otherwise relating to the Business, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request, and (iii) cause the Sellers’ and Companies’ officers, as applicable, to furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Sellers’ or the Companies’ personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and not to interfere unreasonably with the operation of the businesses of the Sellers, the Companies or any of their respective Subsidiaries.
          (b) All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement between the Buyer and PII dated April 23, 2007 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Agreement, none of the Sellers, the Companies or any of their affiliates will have any obligation to make available or provide to the Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by the Sellers or any of their affiliates (excluding the Companies), or any related material.
          (c) From and after the Closing, the Buyer will and will cause the Companies and their Subsidiaries to (i) give the Sellers and their authorized representatives reasonable access to all books, records, personnel, accountants, offices and other facilities and properties of the Companies and their respective Subsidiaries or otherwise relating to the Business, (ii) permit the Sellers to make such copies and inspections thereof as the Sellers may reasonably request, and (iii) cause the Buyer’s and the Companies’ officers, as applicable, to furnish the Sellers with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request, in each case (A) to comply with reporting, disclosure, filing or other requirements imposed on the Sellers (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the Sellers, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Sellers under this Agreement or the Transition Services Agreement, as the case may be; provided, however, that in the event that the Buyer determines that any such provision of access or information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
          (d) The Sellers acknowledge that, subsequent to the Closing, they may be furnished with, receive or otherwise have access to, proprietary information of the Buyer, the Companies or their Subsidiaries (collectively, “Buyer Proprietary Information”). Subsequent to the Closing, the Sellers shall not disclose, and shall maintain the confidentiality of, all Buyer Proprietary Information. The Sellers shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Buyer Proprietary Information as they employ to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of their own information (or information of its customers) of a similar nature, but in no case less than reasonable care. Except as expressly provided herein, the Sellers shall not (A) use any Buyer Proprietary Information in any manner, (B) make any copies of any Buyer Proprietary Information, (C) acquire any right in or assert any Lien against any Buyer Proprietary Information, (D) sell, assign, transfer, lease, license or otherwise dispose of any Buyer Proprietary Information to third parties or commercially exploit any Buyer Proprietary Information, including through derivative works, or (E) refuse for any reason (including a default or breach of this Agreement by Buyer) to promptly provide any tangible embodiments of the Buyer Proprietary Information (including copies thereof) to Buyer if requested to do so, in the form reasonably requested. Except as may otherwise be provided in Section 4.2(c) or Section 4.7, none of the Buyer, the Companies and their Subsidiaries or any of their affiliates shall be obligated to disclose any Buyer Proprietary Information to the Sellers, and nothing contained in this Agreement shall be construed as granting to or conferring on the Sellers, expressly or impliedly, any right, title, interest or license to any Buyer Proprietary Information or any components thereof.
          (e) It is understood that the Sellers shall not have any liability or obligation hereunder with respect to any Buyer Proprietary Information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure or other act or omission by the Sellers or any of their affiliates or any of their respective representatives after the Closing), or (ii) the Sellers or any of their affiliates or any of their respective representatives are legally required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or by Law, governmental Proceeding, stock exchange rule or court order) to disclose. In the event that the Sellers or any of their affiliates or their representatives are requested or legally required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or by Law, governmental Proceeding, stock exchange rule or court order) to disclose any of the Buyer Proprietary Information, the Sellers shall provide the Buyer with prompt written notice of such request or requirement (together with a copy of the material proposed to be disclosed) prior to any disclosure thereof, and the Sellers shall cooperate with the Buyer so that the Buyer may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with this Section 4.2. In the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with the provisions hereof, the Sellers or any of their affiliates or their representatives, as the case may be, may disclose only that portion of the Buyer Proprietary Information that is legally required to be disclosed, provided that the Buyer has been given a reasonable opportunity to review the specifics of such disclosure before it is made. The Sellers shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed. Nothing provided in this Section 4.2 shall limit PII from disclosing financial and other information with respect to the Companies or the Business in satisfaction of its obligations as a publicly traded, exchange-listed company.
          (f) The Sellers will promptly request all persons who have heretofore executed a confidentiality agreement in connection with such persons’ consideration of acquiring, directly or indirectly, the Business to return or destroy all confidential information heretofore furnished to such persons by or on behalf of the Sellers, or any affiliate thereof, and will, or will cause any affiliate a party thereto to, enforce all obligations of such persons and all rights and remedies of the Sellers or such affiliate under such confidentiality agreements.
     Section 4.3 Consents; Cooperation.
          (a) Each of the Sellers and the Buyer shall cooperate, and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary in connection with the transactions contemplated by this Agreement.
          (b) The Sellers and the Buyer shall file with any applicable Governmental Entity, all filings, reports, information and documentation required in connection with the consummation of the transactions contemplated by this Agreement. The Sellers and the Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may request in connection with its preparation of any such filing or submission. The Sellers and the Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time in observance of any requirements as to time of filing under applicable Law. The Sellers and the Buyer acknowledge and agree that, within seven days after the Closing, they will each file with the applicable Argentine Governmental Entities the filings required under the Argentine Antitrust Regulations. Each of the Sellers and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in order to effect such filings in a timely manner.
          (c) The Sellers and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, Governmental Entities and shall comply promptly with any such inquiry or request.
          (d) The Sellers and the Buyer shall use their commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative order or injunction.
          (e) Notwithstanding the foregoing, prior to the Closing, without the prior written consent of PII, the Buyer shall not, and shall cause its affiliates not to, make any filing with, or seek to obtain any license, permit, consent, approval, authorization, qualification or order of, any Governmental Entity in connection with the transactions contemplated hereby.
          Section 4.4 Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, the Sellers shall use commercially reasonable efforts to consult with the representatives for the Buyer, as may from time to time be reasonably requested by the Buyer, to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Buyer or such representatives. The Sellers acknowledge that any such consultation shall not constitute a waiver by the Buyer of any rights it may have under this Agreement, and that Buyer shall not have any liability or responsibility for any actions of any Seller or any of their respective officers or directors with respect to matters that are the subject of such consultations unless Buyer expressly consents to such action in writing.
          Section 4.5 Commercially Reasonable Efforts. Each of the Sellers and the Buyer shall cooperate, and use its commercially reasonable efforts to take, or cause to be taken, all reasonable action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. The Buyer shall not take any action (other than matters outside of the control of the Buyer) that would result in (a) any of the conditions set forth in Section 5.2(a) and (b) not to be satisfied or (b) any of the representations and warranties of the Buyer becoming untrue or incorrect in any material respect.
          Section 4.6 Public Announcements. Prior to but not after the Closing, except as set forth herein or otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the party may be required by Law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will consult with each other as to the language of any such report, statement or press release.

          Section 4.7 Tax Matters.
          (a) Indemnification.
          (i) Sellers’ Indemnification of the Buyer. The Sellers shall jointly and severally indemnify the Buyer against (i) any Taxes imposed on any Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or before the Closing Date, including Taxes payable in connection with the Proceedings listed in Section 2.10 and Section 2.14 of the Seller Disclosure Letter, (ii) any Taxes that may be imposed on any Company or any of its Subsidiaries as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time prior to the Closing, and (iii) any Taxes of any other person that may be imposed upon any Company or any of its Subsidiaries as a result of being a successor to such other person for Tax purposes prior to the Closing or as a result of any Company or any of its Subsidiaries being a party to a Tax sharing, Tax allocation or similar agreement prior to the Closing, but, in each case, not including (A) any Transfer Taxes for which the Buyer is liable under Section 4.7(e) of this Agreement and (B) any Taxes, or portions thereof, resulting from a change in Law occurring after the Closing Date.
          (ii) Buyer’s Indemnification of the Sellers. The Buyer shall indemnify the Sellers from, against and in respect of any liability of the Sellers or their respective Subsidiaries for (i) any Taxes imposed on any Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, beginning after the Closing Date, (ii) any Taxes that may be imposed on any Company or any of its Subsidiaries as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time after the Closing, (iii) any Taxes of any other person that may be imposed upon any Company or any of its Subsidiaries as a result of being a successor to such other person for Tax purposes after the Closing or as a result of any Company or any of its Subsidiaries being a party to a Tax sharing, Tax allocation or similar agreement after the Closing, (iv) any Transfer Taxes for which the Buyer is liable under Section 4.7(e) of this Agreement, (v) any Taxes, or portions thereof, resulting from a change in Law occurring after the Closing Date and imposed on any Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or before the Closing Date and (vi) any Tax liability resulting from an election by the Buyer under Section 338 of the Code.
          (iii) Section 338 and Similar Elections. Not later than 30 business days after the Closing Date Schedule and Closing Statement become final and binding on the parties pursuant to Section 1.10(b) of this Agreement, the Sellers shall deliver to the Buyer a schedule (the “Section 338 Schedule”) of the estimated Foreign Tax Credit Loss Amount with respect to each Company and each of its direct and indirect subsidiaries eligible to make an election under Section 338(g) of the Code with respect to the purchase or deemed purchase of its shares (in each case, a “Target”). The “Foreign Tax Credit Loss Amount” with respect to any Target shall be equal to the excess of (A) the foreign income taxes that would have been deemed paid by PII and its subsidiaries under Section 902 of the Code (whether by reason of Sections 301, 367(b), 960, 964(e) or 1248 or other relevant provisions of the Code) as a result of the transactions contemplated by Section 1.1 of this Agreement or dividends paid by PII’s subsidiaries in the taxable year that includes the Closing Date had no such election been made with respect to the purchase of shares of Target over (B) the foreign income taxes that will be deemed paid by PII and its subsidiaries under Section 902 of the Code (whether by reason of Sections 301, 367(b), 960, 964(e) or 1248 or other relevant provisions of the Code) as a result of the transactions contemplated by

Section 1.1 of this Agreement or dividends paid by PII’s subsidiaries in the taxable year that includes the Closing Date taking into account such election made by Buyer. The Sellers shall also include on the Section 338 Schedule an estimate of the taxable periods in which each portion of the lost tax benefit corresponding to the aggregate Foreign Tax Credit Loss Amount with respect to all Targets that would have been realized by PII and its subsidiaries had no election under Section 338(g) of the Code been made with respect to any Target. Not later than 5 business days after the Buyer or any of its affiliates has made an election under Section 338(g) of the Code with respect to any Target (an “Electing Target”), the Buyer shall notify the Sellers of such election. The Buyer shall pay to PII, for the account and as agent of each of the Sellers, that portion of the lost tax benefit corresponding to the aggregate Foreign Tax Credit Loss Amount with respect to all Electing Targets that would have been realized by PII and its subsidiaries in each taxable period had no elections under Section 338(g) of the Code been made with respect to the Electing Targets. The payment with respect to each taxable period shall be due within 30 business days after PII notifies the Buyer of the amount with respect to such taxable period, but in no case earlier than the date that PII or its successor files the federal income tax return for such taxable period. If as a result of an adjustment in a Tax Audit (as defined below) or an amended Tax Return the amounts otherwise computed above would be different, then the Buyer and PII will make payments between them to reflect the consequences of such adjustment.
          (b) Allocation of Taxes and Earnings and Profits. To the extent permitted by Law or administrative practice, the taxable years of the Companies and their Subsidiaries shall end at the close of business on the Closing Date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, of any Company or any of its Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis and Taxes imposed on the ownership, use or operation of real or personal property shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date, and (B) any transaction that would be treated under the principles of Treasury Regulation Section 1.338-1(d) as occurring at the beginning of the day following the transaction shall be treated as occurring after the Closing Date. Whenever it is necessary to determine for any taxable period the amount of Taxes, or portions thereof, resulting from a change in Law occurring after the Closing Date, such amount shall equal the amount by which the Taxes imposed for such taxable period determined taking into account such change in Law exceed the Taxes that would have been imposed for such taxable period absent such change in Law.

          (c) Tax Returns. Except as provided in Section 4.7(e):
               (i) The Sellers shall prepare, or cause to be prepared, and file or cause to be filed when due Tax Returns with respect to the Companies and their Subsidiaries for any taxable period ending on or before the Closing Date. The Sellers shall bear all costs of preparing such Tax Returns and shall timely pay any Taxes due on such Tax Returns with respect to the Companies and their Subsidiaries for any taxable period ending on or before the Closing Date.
               (ii) The Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Companies and their Subsidiaries. The Buyer shall bear all costs of preparing such Tax Returns and shall timely pay any Taxes due on such Tax Returns with respect to the Companies and their Subsidiaries for any taxable period ending after the Closing Date.
               (iii) If either the Buyer or the Sellers may be liable for any portion of the Tax payable in connection with any Tax Return to be filed by the other, the party responsible under this Agreement for filing such return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 45 days before the Due Date (as defined in Section 4.7(j) of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor’s consent thereto, or the Due Date.
               (iv) The Buyer shall provide the Sellers with copies of all Tax Returns filed, or caused to be filed, by the Buyer with respect to the Companies and their Subsidiaries for periods beginning on or before the Closing Date and ending after the Closing, and the Sellers shall provide the Buyer with copies of all Tax Returns filed, or caused to be filed, after the Closing Date by the Sellers with respect to the Companies and their Subsidiaries. The Sellers shall reimburse the Buyer for all Taxes allocated to the portion of the taxable period that ends on or before the Closing Date on such Tax Returns, to the extent such Taxes have not been previously paid by the Sellers, any Company, or any Subsidiary of a Company to the relevant taxing authority.
               (v) The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor’s instructions (unless, in the opinion of a partner of an internationally recognized law or accounting firm retained by the Preparer, complying with the Payor’s instructions would likely subject the Preparer to any criminal penalty or a non-criminal penalty in an amount equal to at least 20% of the Tax on any such item) and, in the absence of having received such instructions, in accordance with past practice. The Payor shall pay to the Preparer the amount of the Taxes with respect to such Tax Return for which the Payor is liable not later than five days before such Tax Return is due.

               (vi) If the Preparer fails to satisfy its obligations under this Section 4.7(c), the Payor shall have no obligation to indemnify the Preparer for any incremental Taxes that are reflected on any such return as a result of such failure or any related Loss, and shall retain any and all remedies it may otherwise have that arise out of such failure.
          (d) Contest Provisions.
               (i) Notification of Contests. After the date hereof, each of the Buyer, on the one hand, and the Sellers, on the other hand (the “Recipient”), shall notify the Sellers or the Buyer, as the case may be, in writing within five days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments, assessments or other proceedings (a “Tax Audit”) that may affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the other party’s right to participate in the Tax Audit.
               (ii) Which Party Controls.
          (A) Sellers’ Items. If such Tax Audit relates to any Taxes for which the Sellers are liable under this Agreement, the Sellers shall, at their expense, control the defense and settlement of such Tax Audit.
          (B) Buyer’s Items. If such Tax Audit relates to any Taxes for which the Buyer is liable under this Agreement, the Buyer shall, at its expense, control the defense and settlement of such Tax Audit.
          (C) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both the Sellers and the Buyer are liable under this Agreement, to the extent practicable such Tax Items (as defined in Section 4.7(j)) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable.
          (D) Inseparable Items. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the Sellers shall control the defense and settlement of the Tax Audit, provided that the Sellers defend the items as reported on the relevant Tax Return, otherwise the Buyer shall control the defense and settlement of the Tax Audit.
          (e) Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, levies, assessments, customs, duties, imposts, charges or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by the Sellers to the Buyer of the Shares (the “Transfer Taxes”), shall be borne fully by the Buyer. Notwithstanding Section 4.7(c) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax

Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns. If, pursuant to the immediately preceding sentence, a Seller is required to file a Tax Return relating to Transfer Taxes, the Buyer shall pay to such Seller the Transfer Taxes shown as due on such Tax Return no later than five days after a Seller has provided a copy of such Tax Return to the Buyer.
          (f) Buyer’s Claiming, Receiving or Using of Refunds, Overpayments and Prepayments. If, after the Closing, the Buyer, any Company or any of its Subsidiaries (A) receives any refund (whether by payment, offset, credit or otherwise) or (B) utilizes the benefit of any overpayment of Taxes (including any overpayment that results in a value-added Tax asset or credit) that, in each case (A) and (B), (x) relates to Taxes for which the Sellers are liable or paid by the Sellers, any Company or any of its Subsidiaries with respect to a taxable period, or portion thereof, ending on or before the Closing Date, or (y) is the subject of indemnification by the Sellers under this Agreement, the Buyer shall promptly transfer, or cause to be transferred, to the Sellers the entire amount of the refund or overpayment (including interest) received or utilized by the Buyer, any Company or any of its Subsidiaries. For purposes of the immediately preceding sentence, a prepayment on or before the Closing Date of Taxes for which the Buyer is liable shall be treated in the same manner as an overpayment of Taxes for which the Sellers are liable. The Buyer agrees to notify the Sellers within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. The Buyer agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to the Sellers all information, records and assistance necessary to verify the amount of the refund or overpayment.
          (g) In the event the liability of or with respect to Taxes for which the Sellers are liable hereunder is increased and the particular item that produced such increase results, directly or indirectly, in an actual or potential reduction in the liability of the Buyer or its affiliates for Taxes (a “Buyer Tax Benefit”), the Buyer shall be liable for and shall pay to the Sellers the amount of such Buyer Tax Benefit; provided that such amount shall not exceed the amount of the additional Taxes payable by the Sellers resulting from such item (a “Seller Tax Detriment”). Such payment shall be made within 30 days after the later of (i) the due date (without regard to waivers or extensions) of the Tax Return for the Tax period during which the Buyer Tax Benefit was realized or (ii) the date notice is given by the Sellers to the Buyer with respect to such payment. In the event of the later adjustment, in whole or in part, of any item that produced the Buyer Tax Benefit or the Seller Tax Detriment, the Sellers shall refund to the Buyer any amount previously paid under this Section 4.7(g) that is determined not to be owing as a result of such adjustment, or the Buyer shall further remit to the Sellers the amount of any increase in the amount required to be paid under this Section 4.7(g) as a result of such adjustment. The parties shall promptly notify each other of any Buyer Tax Benefit or Seller Tax Detriment and provide details supporting the calculation of the amount thereof. The amount of any Buyer Tax Benefit or Seller Tax Detriment shall be calculated by comparing the Taxes payable without the adjustment in question with the Taxes payable after taking into account such adjustment, without regard to loss carryforwards or carrybacks.

          (h) Post-Closing Actions That Affect the Sellers’ Liability for Taxes. Neither the Buyer, any Company nor any affiliate of any of them shall take any action (including amending any Tax Return) on or after the Closing Date that could materially increase the Sellers’ (or Sellers’ shareholders’) liability for Taxes (including any liability of the Sellers to indemnify the Buyer for Taxes under this Agreement and any liability of Sellers or their direct or indirect shareholders for Taxes imposed pursuant to Sections 951 through 964 of the Code), without the prior written consent of PII.
          (i) Assistance and Cooperation. The parties agree that, after the Closing Date:
          (i) Each party shall assist (and cause its affiliates to assist) the other party in preparing any Tax Returns that such other party is responsible for preparing and filing;
          (ii) The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of any Company or any of its Subsidiaries, including providing access, as reasonably needed, to relevant books and records relating to Taxes at issue;
          (iii) The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;
          (iv) Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and
          (v) Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.
          (j) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; “Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); and “Tax Item” shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute.
          Section 4.8 Withholding Taxes. Any payments from the Buyer to the Sellers hereunder shall be made free and clear of, and without deduction or withholding for, any Taxes,

unless such deduction or withholding is required by applicable Law. If the Buyer is required by applicable Law to deduct or withhold Taxes from such payments, then the Buyer shall pay, in addition to the amount otherwise due to Sellers hereunder, such additional amount as is necessary to ensure that the net amount actually paid to Sellers will equal the full amount Sellers would have received had no such deduction or withholding been required.
          Section 4.9 Employees; Employee Benefits.
          (a) The Buyer shall be permitted to offer employment to any of the employees of any subsidiary of PII (other than the Companies and their Subsidiaries) who are identified in Section 4.9(a) of the Seller Disclosure Letter (the “Operating Employees”), provided that the Buyer shall condition such employment on the resignation of the Operating Employee from his or her employer that is PII or any affiliate of PII so that the Operating Employee’s termination of employment with PII or any affiliate of PII shall not give rise to any benefit under any applicable severance plan. The Buyer shall indemnify and hold harmless PII and its affiliates for severance or similar benefits made to any Operating Employee who accepts employment with the Buyer effective as of the Closing Date.
          (b) The Buyer agrees that, for a period beginning on the date of this Agreement and ending on the third anniversary of the Closing Date, it will not, and will cause any of its affiliates not to, directly or indirectly solicit the employment of any of the employees of PII or its affiliates, other than the Operating Employees and the employees of the Companies and their respective Subsidiaries; provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 4.9(b), and a decision to hire any employee of PII or its affiliates who applies in response to such solicitation shall not be considered a breach of this Section 4.9(b).
          (c) On and after the Closing, until at least the first anniversary of the Closing, the Buyer shall provide the employees and former employees of any Company or any of its Subsidiaries and the Operating Employees who accept employment with the Buyer (the employees of any Company or any of its Subsidiaries and the Operating Employees who accept employment with the Buyer are hereinafter collectively referred to as the “Affected Employees”) with compensation and benefits substantially similar in the aggregate than those provided by PII or the applicable affiliate of PII immediately prior to the Closing Date.
          (d) If any Affected Employee becomes a participant in (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as plans outside the jurisdiction of the United States, (iii) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (iv) any supplemental unemployment, sick leave, vacation pay, long-term disability, post-retirement medical or life insurance, and (v) any other plan, program, policy, or arrangement providing benefits to employees (collectively, “Benefit Plans”) of the Buyer or any of its affiliates (a “Buyer Plan”), such employee shall be given credit under such Buyer Plan for all service prior to the Closing Date with PII or the employer affiliate (to the extent such credit was given by PII or the employer affiliate) and all service prior to the time each employee becomes such a participant, for purposes of eligibility and vesting and for all other purposes for which such service is either taken into account or recognized (other than for purposes of benefit accrual under defined benefit plans); provided, however, such service need not be credited to the extent it would result in a duplication of benefits. The Buyer shall amend or cause to be amended any of the Buyer Plans to the extent necessary to recognize all service of the Affected Employees as required by this Section 4.9(d).
          (e) In the event that any person who is an employee of any Company or any of its Subsidiaries immediately prior to the Closing is discharged by the Buyer, any Company or such Subsidiary, or is deemed discharged or can bring a claim of discharge, as of or after the Closing Date, then the Buyer shall be responsible for any severance costs for such employee including (i) such severance costs that become payable under applicable Law and (ii) costs as set forth in Section 4.9(e) of the Seller Disclosure Letter. The Buyer shall be responsible and assume all liability for all notices or payments due to any such employees, and all notices, payments, fines or assessments due to any law (including common law), statute or ordinance of any nation or state or any regulation, policy, protocol, proclamation or executive order promulgated by any union representing Affected Employees or any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, official or arbitral tribunal having governmental or quasi-governmental powers with respect to the employment, discharge or layoff of employees by Buyer or any affiliate as of or after the Closing, including the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.
          (f) If an Affected Employee is participating in a Benefit Plan sponsored by PII or any of its subsidiaries that provides health benefits, whether or not subject to U.S. Law, immediately prior to the Closing Date, the Buyer agrees that, upon the Closing, such Affected Employee shall be immediately eligible to participate, without any waiting time, in a Buyer Plan that provides health benefits, and Buyer shall credit such Affected Employee under such Buyer Plan, for the calendar year during which the Closing Date occurs, with the deductibles, coinsurance and maximum out-of-pocket provisions and any other applicable expenses already incurred during the portion of the year preceding the Closing Date under the applicable Benefit Plan sponsored by PII or any of its subsidiaries that provides health benefits. The Buyer shall be responsible and assume all liability for obligations, if any, relating to post-retirement welfare plans covering the Affected Employees or former employees of any Company or any of its Subsidiaries, which obligation is summarized in Section 4.9(f) of the Seller Disclosure Letter.
          (g) The Buyer acknowledges that, at the Closing, the participation by each of the Companies and their respective Subsidiaries in all Benefit Plans not sponsored or maintained solely by any of the Companies and such Subsidiaries shall terminate, and the Buyer shall be solely responsible for providing any successor or alternate plans.
          (h) The Buyer shall cause the Companies and their respective Subsidiaries to honor any collective bargaining agreements identified on Section 2.5 of the Seller Disclosure Letter.
          (i) From and after the Closing Date, the Buyer shall be responsible for, and shall indemnify and hold harmless, the Sellers and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Benefit Plans, from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all compensation, salaries, commissions and vacation entitlements accrued but unpaid as of the Closing and post-Closing bonuses due to any Affected Employee, (ii) the liabilities assumed by the Buyer under this Section 4.9 or any failure by the Buyer to comply with the provisions of this Section 4.9, and (iii) any claims of, or damages or penalties sought by, any Affected Employee, any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, official or arbitral tribunal having governmental or quasi-governmental powers on behalf of or concerning any Affected Employee, or any union representing any Affected Employee, with respect to any act or failure to act by the Buyer to the extent arising from the employment, discharge, layoff or termination of any Affected Employee on or after the Closing Date.
          Section 4.10 Supplemental Disclosure. The Sellers shall have the right from time to time prior to the Closing to supplement or amend the Seller Disclosure Letter with respect to any matter hereafter arising or discovered that if existing or known at the date of this Agreement would have been required to be set forth or described in such Seller Disclosure Letter. Any such supplemental or amended disclosure will not be considered when determining whether the condition set forth in Section 5.3(a) or any other condition to Closing has been satisfied. Such supplemental or amended disclosure will, however, for purposes of determining whether any Buyer Indemnitee is entitled to indemnification pursuant to Section 7.2, be deemed to amend the Seller Disclosure Letter to reflect the matters set forth in such disclosure and to have been disclosed as of the date of this Agreement.
          Section 4.11 Advice of Changes. The Sellers, on the one hand, and the Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (i) the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement on or prior to the Closing Date. Except as set forth in Section 4.10 or Section 7.1, no notice pursuant to this Section 4.11 will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.
          Section 4.12 Performance Bonds. If any Seller or any of its affiliates (other than any Company or any of its Subsidiaries) has posted a performance, local import or other similar bond, letter of credit or other guarantee in connection with the operation of the Business, the Buyer and such Seller shall cooperate with each other in order (i) for such Seller or any such affiliate to obtain the release of any such bond, letter of credit or guarantee and (ii) to the extent required, for the Buyer to obtain a substitute bond, letter of credit or guarantee or to assume such Seller’s or such affiliate’s existing bond, letter of credit or guarantee. The Buyer shall reimburse such Seller for all costs incurred by such Seller or any such affiliate as a result of such Seller’s or such affiliate’s leaving a performance, local import or similar bond, letter of credit or other guarantee in place after the Closing Date in order to permit the Buyer to operate the Business after the Closing Date.

          Section 4.13 Restricted Activities.
          (a) In consideration of the payment of the Purchase Price, and to further induce the Buyer to enter into this Agreement, PII hereby agrees that, for a period commencing on the Closing Date and continuing for a period of three years from the Closing Date, neither PII nor any of its subsidiaries, during the period an entity is a subsidiary, will directly or indirectly, either acting on its own behalf or through or in connection with any person, (i) engage in, invest in or derive any profit from Restricted Activities in the Territory (each as defined below); (ii) solicit, recruit or hire any employee of the Companies and their Subsidiaries; or (iii) solicit or encourage any employee of the Company and such Subsidiaries to leave the employment of the Company and such Subsidiaries; provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 4.13(a), and a decision to hire any employee of any Company or any such Subsidiary who applies in response to such solicitation shall not be considered a breach of this Section 4.13(a). Notwithstanding the foregoing, this Section 4.13 shall not restrict: (i) the ownership by PII or any of its subsidiaries of less than an aggregate of 20% of any class of stock of a person engaged, directly or indirectly, in Restricted Activities within the Territory; or (ii) the acquisition and continued ownership by PII or any of its subsidiaries of any person that, prior to the acquisition thereof, is not an affiliate of PII and that engages, directly or indirectly, in Restricted Activities within the Territory (A) if such Restricted Activities within the Territory account for less than 20% of such person’s consolidated annual revenues for its most recently completed fiscal year or (B) if PII or such subsidiary disposes of or agrees to dispose of or discontinues such person’s business engaged in Restricted Activities within the Territory within one year after the closing of such acquisition.
          (b) Each Seller acknowledges and agrees that the covenants and restrictions contained in this Section 4.13 are an essential element of the Buyer’s agreeing to acquire the Shares and pay the Purchase Price as set forth herein, and that the Buyer would not have done so but for the agreement by PII to comply with the terms and provisions of this Section 4.13.
          (c) Each Seller hereby agrees that the geographic and business scope and the duration of the covenants and restrictions in this Section 4.13 are fair and reasonable. However, if any provision of this Section 4.13 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 4.13 as if the geographic or business scope or the duration or such provision has been more narrowly drawn as so not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.
          (d) For purposes of this Section 4.13, (i) the term “Restricted Activities” means the business of providing (x) services using land drilling or land workover rigs or (y) pressure pumping, formation testing, underbalance drilling, drilling fluids, directional drilling, fishing tools or production services with respect to onshore oil and natural gas wells; and (ii) the term “Territory” shall mean Mexico, Central America and South America.
          Section 4.14 Financing. The Buyer shall, and shall cause its affiliates to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, appropriate or advisable to arrange the Financing on the terms and conditions described in the Financing Commitment (provided that the Buyer may replace or amend the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, or otherwise replace or amend the Financing Commitment so long as (a) after such actions, the Financing Commitment does not include any additional conditions precedent that are not contained in the Financing Commitment provided to the Sellers as of the date of this Agreement, and (b) such actions are not reasonably likely to delay, or diminish the likelihood of, the Buyer obtaining the Financing (clauses (a) and (b) together being referred to as the “Financing Modification Requirements”; for purposes of this Agreement, the term “Financing Commitment” shall be deemed to include any such replacement or amended financing), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitment or any Alternative Financing (as defined below), (ii) satisfy on a timely basis all conditions applicable to the Buyer to obtaining the Financing set forth therein, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitment or any Alternative Financing, and (iv) consummate the Financing on the terms and conditions contemplated by the Financing Commitments or any Alternative Financing at or prior to the Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, the Buyer shall, and shall cause its affiliates to, use their commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions that are not materially less beneficial to the Buyer than those contained in the Financing Commitment as in effect on the date of this Agreement as determined in the reasonable good faith judgment of the Buyer and consistent with the Financing Modification Requirements (any such alternative financing actually obtained by the Buyer, “Alternative Financing”) as promptly as practicable following the occurrence of such event.
ARTICLE V
CONDITIONS TO CONSUMMATION OF THE PURCHASE
          Section 5.1 Conditions to Each Party’s Obligations to Consummate the Purchase. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the condition that, after the date hereof and at or prior to the Closing Date, no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits the consummation of the Purchase.
          Section 5.2 Further Conditions to the Sellers’ Obligations. The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:
     (a) The representations and warranties of the Buyer contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period); and
     (b) The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.
     Section 5.3 Further Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:
     (a) The representations and warranties of the Sellers contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that are as of a different date or period, which shall be true and correct in all material respects as of such other date or period);
     (b) The Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;
     (c) At any time after the date of this Agreement, there shall not have occurred any facts, changes or occurrences that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect; and
     (d) The Sellers shall have obtained and furnished to the Buyer all third-party consents listed in Section 2.6 of the Seller Disclosure Letter and marked with an asterisk in form and substance reasonably satisfactory to the Buyer.
     Section 5.4 Frustration of Closing Conditions. Neither the Buyer nor any Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to cause the Closing to occur as required by Section 4.5.
ARTICLE VI
TERMINATION AND ABANDONMENT
          Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:
     (a) by mutual written consent of PII and the Buyer;
     (b) by PII or the Buyer by giving written notice to the other party at any time after October 9, 2007 if the Closing shall not have occurred by such date;

     (c) by PII or the Buyer by giving written notice to the other party if a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting a material portion of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;
     (d) by PII, if the Buyer breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.2(a) or (b) and (ii) cannot be cured or, if curable, is not or are not cured within 10 days after written notice from PII; or
     (e) by the Buyer, if one or more of the Sellers breach or fail to perform their representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.3(a) or (b) and (ii) cannot be cured or, if curable, is not or are not cured within 10 days after written notice from the Buyer;
provided, however, that the party seeking termination pursuant to clause (b), (d) or (e) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breaches would give rise to the failure of a condition set forth in Section 5.2(a) or (b), if the Buyer is then seeking termination, or Section 5.3(a) or (b), if PII is then seeking termination.
          Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by the parties under Section 6.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Sellers or the Buyer. If this Agreement is terminated under Section 6.1 of this Agreement:
     (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 4.2(b) of this Agreement;
     (b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Sellers, and to the extent practicable, be withdrawn from the agency or other person to which made; and
     (c) there shall be no liability or obligation under this Agreement on the part of the Sellers or the Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except with respect to a breach of Section 3.5 of this Agreement and except that the Sellers or the Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by the Sellers or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Section 6.2, Section 8.6, Section 8.9 and Section 8.13 of this Agreement shall survive any such termination.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
          Section 7.1 Survival Periods. All representations and warranties of the parties contained in this Agreement shall survive the Closing for the Survival Period (as defined below) but, except as provided in Section 6.2(c) of this Agreement, shall not survive any termination of this Agreement. The representations and warranties shall survive the Closing for the relevant period (the “Survival Period”) determined as follows: (a) the representations and warranties of the Sellers contained in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 of this Agreement and of the Buyer contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 of this Agreement shall survive the Closing indefinitely; (b) the representations and warranties of the Sellers contained in Section 2.12, Section 2.13, Section 2.14 and Section 2.17 shall survive until the expiration of 90 days following the expiration of the applicable statute of limitations or prescription period (after giving effect to any waiver, mitigation or extension thereof); and (c) all other representations and warranties of the Sellers contained in Article II of this Agreement and of the Buyer contained in Article III of this Agreement shall survive until the expiration of a period of 18 months following the Closing Date. The parties agree that no claims or causes of action may be brought against the Sellers or the Buyer based upon, directly or indirectly, any of the representations or warranties contained in Articles II and III of this Agreement after the applicable Survival Period or, except as provided in Section 6.2(c) of this Agreement, any termination of this Agreement; provided that nothing herein shall preclude Sellers or Buyer from bringing or pursuing claims after the end of the applicable Survival Period if notice thereof is given to the other party before the end of such Survival Period. This Section 7.1 shall not limit any covenant or agreement of the parties, including the covenants and agreements set forth in Section 4.7 and Section 4.9 of this Agreement. Except as expressly provided in Section 4.10, any claim by an indemnified party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to such party, nor shall such a claim be adversely affected by such party’s knowledge on or before the Closing of any breach of the type specified in Section 7.2(a)(i) or (ii) or Section 7.3(a)(i) or (ii) unless it shall be determined by a final judgment of a Governmental Entity having jurisdiction over such Proceeding that the party seeking indemnification had actual and express knowledge of such breach on or before the Closing.
          Section 7.2 PII’s Agreement to Indemnify.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, PII shall indemnify and hold harmless the Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses

(including reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee to the extent arising out of or resulting from:
          (i) a breach of any representation or warranty contained in Article II of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
          (ii) a breach of any covenant of any Sellers contained in this Agreement in each case to the extent it relates to performance prior to the Closing;
          (iii) a breach of any covenant of any Seller contained in this Agreement in each case to the extent it relates to performance on or after the Closing; and
          (iv) any financial advisory and finders’ fees incurred by reason of any action taken by any Seller or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such Seller.
          (b) The obligation of PII to indemnify the Buyer Indemnitees under Section 7.2(a)(i) and (ii) of this Agreement is subject to the following limitations:
          (i) No indemnification shall be made by PII pursuant to Section 7.2(a)(i) and (ii) unless the aggregate amount of Buyer Damages exceeds $20,000,000 and, in such event, indemnification shall be made by PII only to the extent that the aggregate amount of Buyer Damages exceed $20,000,000;
          (ii) In no event shall PII’s aggregate obligation to indemnify the Buyer Indemnitees pursuant to Section 7.2(a)(i) and (ii) exceed $250,000,000 in the aggregate;
          (iii) The limitations set forth in Section 7.2(b)(i) and (ii) do not apply to any Buyer Damages to the extent arising out of or resulting from a breach of any representation or warranty contained in Section 2.14 of this Agreement or a breach of any covenant contained in Section 4.7 of this Agreement;
          (iv) The amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee (including, for this purpose, each Company and its Subsidiaries) with respect to such Buyer Damages under any insurance coverage or for any other party alleged to be responsible for such Buyer Damages. The Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee actually receives any amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by PII under this Section 7.2, then such Buyer Indemnitee shall promptly reimburse PII for any payment made by PII in connection with providing such indemnification up to such amount received by such Buyer Indemnitee; and

          (v) PII shall be obligated to indemnify the Buyer Indemnitees pursuant to Section 7.2(a)(i) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given PII written notice thereof prior to the end of the Survival Period. Any written notice delivered by a Buyer Indemnitee to PII with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.
     Section 7.3 Buyer’s Agreement to Indemnify.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer shall indemnify and hold harmless the Sellers and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee to the extent arising out of or resulting from:
          (i) a breach of any representation or warranty contained in Article III of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
          (ii) a breach of any covenant of the Buyer contained in this Agreement in each case to the extent it relates to performance prior to the Closing;
          (iii) a breach of any covenant of the Buyer contained in this Agreement in each case to the extent it relates to performance on or after the Closing; and
          (iv) any financial advisory and finders’ fees incurred by reason of any action taken by the Buyer or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by the Buyer.
          (b) The Buyer’s obligation to indemnify the Seller Indemnitees under Section 7.3(a)(i) and (ii) of this Agreement is subject to the following limitations:
          (i) No indemnification shall be made by the Buyer pursuant to Section 7.3(a)(i) and (ii) unless the aggregate amount of Seller Damages exceeds $20,000,000 and, in such event, indemnification shall be made by the Buyer only to the extent that the aggregate amount of Seller Damages exceeds $20,000,000;
          (ii) In no event shall the Buyer’s aggregate obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(a)(i) and (ii) exceed $250,000,000 in the aggregate;

          (iii) The amount of any Seller Damages shall be reduced by any amount actually received by a Seller Indemnitee with respect to such Seller Damages under any insurance coverage or from any other party alleged to be responsible for such Seller Damages. The Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee actually receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyer under this Section 7.3, then such Seller Indemnitee shall promptly reimburse the Buyer, as the case may be, for any payment made by the Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee; and
          (iv) The Buyer shall be obligated to indemnify the Seller Indemnitees pursuant to Section 7.3(a)(i) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer written notice thereof prior to the end of the Survival Period. Any written notice delivered by a Seller Indemnitee to the Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim.
     Section 7.4 Third-Party Indemnification. The obligations of PII to indemnify the Buyer Indemnitees under Section 7.2 of this Agreement with respect to Buyer Damages and the obligations of the Buyer to indemnify the Seller Indemnitees under Section 7.3 of this Agreement with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following terms and conditions:
     (a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may, at its option, undertake the defense of such Claim by counsel of its own choosing; provided that such counsel is not reasonably objected to by the indemnified party. Failure to give prompt notice of a Claim under this Agreement shall not affect the indemnifying party’s obligations under this Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.
     (b) Anything in this Section 7.4 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.
     (c) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought under this Article VII, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.
          Section 7.5 No Setoff. Neither the Buyer nor PII shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them under this Agreement.
          Section 7.6 Insurance. The indemnifying party shall be subrogated to the rights of any indemnified party in respect of any insurance relating to Buyer Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made under this Agreement, and the indemnified party shall provide all reasonably requested assistance to the indemnifying party in respect of such subrogation.
          Section 7.7 No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the Purchase Price under Section 1.10(c). Article VII shall not apply to Tax claims to the extent those claims are separately indemnified under Section 4.7.
          Section 7.8 Sole Remedy.
          (a) The parties agree that the sole and exclusive monetary remedy of any party to this Agreement, any Buyer Indemnitee or any Seller Indemnitee or their respective affiliates with respect to this Agreement or any other claims relating to the Business, the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Business, events giving rise to this Agreement and the transactions provided for in this Agreement (other than claims of, or causes of action arising from, fraud) shall be limited to the indemnification provisions set forth in Section 4.7 and this Article VII and, in furtherance of the foregoing, each of the parties, on behalf of itself and its affiliates, waives and releases the other parties to this Agreement (and such other parties’ affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its affiliates may have against the other parties to this Agreement (other than claims of, or causes of action arising from, fraud) except pursuant to the indemnification provisions set forth in Section 4.7 and this Article VII.
          (b) The parties intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article VII shall apply to all indemnity and other obligations of the parties under this Agreement, except as provided in Section 4.7 and except to the extent expressly excluded in this Article VII.
          Section 7.9 No Special Damages. IN NO EVENT SHALL ANY BUYER DAMAGES OR SELLER DAMAGES HEREUNDER INCLUDE EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAYABLE TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.
          Section 7.10 Express Negligence. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
          Section 8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.
          Section 8.2 Entire Agreement; Assignment; Binding Effect. This Agreement (including the Seller Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement and (b) shall not be assigned, by operation of law or otherwise, by a party, without the prior written consent of the other parties; provided, however, that, without the prior written consent of any other party, the Buyer may assign its right to purchase all or any portion of the Shares to any controlled affiliate of the Buyer organized under the laws of the United States of America, any political subdivision thereof or any State thereof, Uruguay, the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands or any member of the European Union; provided, further, however, that no such assignment shall limit or affect the Buyer’s obligations hereunder.. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          Section 8.3 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

          Section 8.4 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):
(a)	if to any of the Sellers, to

Pride International, Inc. 5847 San Felipe Houston, Texas 77057 Facsimile: (713) 914-9796 Attention: General Counsel Legal Department

with a copy to

Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995 Facsimile: (713) 229-7701 Attention: J. David Kirkland, Jr. Tull R. Florey

(b)	if to the Buyer, to

GP Investments Ltd. Clarendon House 2 Church Street, Hamilton, HM 11 Bermuda Facsimile: (441) 292-4720 Attention: Stephen Rossiter David Cooke

with a copy to
Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, New York 10019-7475 Facsimile: (212) 474-3700 Attention: David Mercado
          Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. Without prejudice to the provisions of Section 8.6, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the Borough of Manhattan in the City of New York, New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 8.4. The Buyer hereby irrevocably designates, appoints and empowers Corporation Service Company, 1133 Avenue of the Americas, New York, New York 10036, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service for any and all legal process, summons, notices and documents which may be served in any such action or proceeding which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any action or proceeding arising out of or relating to this Agreement. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 8.5 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 8.5 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.5 and shall not be deemed to confer rights on any person other than the parties.
          Section 8.6 Dispute Resolution.
          (a) Negotiation; Mediation.
          (i) In the event of any dispute or disagreement between the Sellers and the Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the matter, on written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the Buyer and the Sellers shall be free to exercise the remedies available to it under Section 8.6(b).
          (ii) The Representatives may elect at any time to undertake mediation. The Representatives may elect to utilize the commercial mediation rules of the American Arbitration Association (“AAA”), either as written or as modified by mutual agreement. If arbitration proceedings have been instituted, these proceedings shall be stayed until the mediation process is terminated.
          (b) Arbitration.
          (i) Any controversy, dispute or claim arising out of or relating to this Agreement or the transactions arising hereunder that cannot be resolved by negotiation or mediation pursuant to Section 8.6(a) shall be settled exclusively by final and binding arbitration in New York, New York. Such arbitration will apply the laws of the State of New York and the commercial arbitration rules of AAA to resolve the dispute.
          (ii) Written notice of arbitration must be given within one year after the accrual of the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived.
          (iii) Such arbitration shall be conducted by three independent and impartial arbitrators. Each party shall appoint one arbitrator, and those appointed arbitrators shall select the third arbitrator, who shall be the presiding arbitrator. Unless the parties agree otherwise, each arbitrator shall be a licensed attorney with at least ten years of experience in the practice of law. If an arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.
          (iv) The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts). The arbitrators shall render their award within 90 days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to either party any punitive damages in connection with any dispute between them, and each party hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.
          (v) Notwithstanding anything to the contrary provided in this Section 8.6(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of this Agreement. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.
          (c) Inapplicable to Section 1.10. Notwithstanding anything to the contrary contained in this Agreement, this Section 8.6 shall not apply to the provisions of Section 1.10(b) and (c) of this Agreement.
          Section 8.7 Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.
          Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument. An executed counterpart signature page to this Agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.
          Section 8.9 Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
          Section 8.10 Interpretation.
          (a) The phrase “to the knowledge of the Sellers” or any similar phrase shall mean such facts and other information that as of the date of this Agreement are actually known to the persons listed in Section 8.10 of the Seller Disclosure Letter. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (b) As used in this Agreement:
          (i) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
          (ii) “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
          (iii) “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another Subsidiary of such first person.
          Section 8.11 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Sellers, their respective successors and permitted assigns and the Seller Indemnitees, with respect to the obligations of the Buyer under this Agreement, and for the benefit of the Buyer, its successors and permitted assigns and the Buyer Indemnitees, with respect to the obligations of the Sellers, under this Agreement, and for the benefit of the Affected Employees under Section 4.9, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.
          Section 8.12 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.
          Section 8.13 Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

SELLERS PRIDE INTERNATIONAL, INC.
By:	/s/ Brian C. Voegele
	Name:	Brian C. Voegele
	Title:	Senior Vice President and Chief Financial Officer

REDFISH HOLDINGS S. DE R.L. DE C.V.
By:	/s/ Alejandro Cestero
	Name:	Alejandro Cestero
	Title:	Attorney-in-fact

PRIDE INTERNATIONAL LTD.
By:	/s/ Brian C. Voegele
	Name:	Brian C. Voegele
	Title:	President

PRIDE SERVICES LTD.
By:	/s/ Brian C. Voegele
	Name:	Brian C. Voegele
	Title:	President

GULF OF MEXICO PERSONNEL SERVICES S. DE R.L. DE C.V.
By:	/s/ Alejandro Cestero
	Name:	Alejandro Cestero
	Title:	Attorney-in-fact

BUYER GP INVESTMENTS LTD.
By:	/s/ Octavio Pereira Lopes
	Name:	Octavio Pereira Lopes
	Title:	Attorney-in-fact

Exhibit A

(Transition Services
Agreement)
     Pride agrees to furnish supplementally a copy of this Exhibit A to the Commission upon request.